Exhibit 10.11

THE HOME DEPOT, INC.
MANAGEMENT INCENTIVE PLAN
FISCAL YEAR 2007 PERFORMANCE MEASURES

On March 21, 2007, the Leadership Development and Compensation Committee of the Board of Directors of The Home Depot, Inc. approved performance measures to be used to determine payments to the Company’s Executive Officers under the Company’s Management Incentive Plan for the Company’s 2007 fiscal year. The performance measures for the Retail segment are based on actual sales and operating profit measured against specified targets.  The performance measures for the HD Supply segment are based on segment and platform EBIT and ROIC measured against specified targets.